                                                                    EXHIBIT 20.3


                   INDEPENDENT AUDITORS REPORT ON COMPLIANCE


Board of Directors
WFS Financial Inc

We have audited, in accordance with auditing standards generally accepted in the United States, the consolidated statement of financial condition of WFS Financial Inc and Subsidiaries (WFS) as of December 31, 2000 and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended, and have issued our report thereon dated January 22, 2001.

In connection with our audit, nothing came to our attention that caused us to believe that WFS failed to, in all material respects, comply with the terms, covenants, provisions or conditions of the Sale and Servicing Agreements for WFS Financial Auto Loans, Inc. dated March 1, 2000, May 1, 2000, August 1, 2000 and November 1, 2000 between Bankers Trust Company, Chase Manhattan Bank, and WFS insofar as they relate to accounting matters. However, it should be noted that our audit was not directed primarily toward obtaining knowledge of noncompliance.

This report is intended for the use and information of the Board of Directors and management of WFS, Bankers Trust Company and Chase Manhattan Bank and should not be used for any other purposes.



                                   /s/ ERNST & YOUNG LLP
                                   ERNST & YOUNG LLP


Los Angeles, California
January 22, 2001